Letter to Shareholders

FISCAL Q2 | 2022

SUPER LEAGUE

The *Rocketship* to the metaverse.

NASDAQ: SLGG

August 11, 2022

Fellow Shareholders,

Another quarter in the books, and I am excited to report our growth trajectory continued into the second quarter of 2022, highlighted by reaching over 70 million unique monthly players through our metaverse gaming network. I am so incredibility proud of the team's work. For those of you who have not had the chance to join me, check out my trip to the metaverse here. This is great example of our extraordinarily talented team, and as I have spoken to previously, our assets and technology.

Our challenge and opportunity is to capture the massive shift in the digital advertising market toward in-game advertising. We continued to strengthen our leadership position in video game experiences and entertainment by winning a larger share of advertisers' wallets, further monetizing our sought-after premium advertising inventory, and adding new partners to expand our global network sales fleet. Our second quarter summary results are below.

Q2 Results

Our focus on topline revenue growth resulted in second quarter 2022 revenues of $4.3 million, up nearly 300% compared to $1.1 million in the second quarter of 2021, driven by strong percentage increases in our advertising and sponsorship and direct to consumer revenue streams.

Advertising and sponsorships revenue increased 625% to $3.5 million and comprised 82% of total revenues. This increase was primarily due to a 36% increase in our direct sales advertising revenue-generating customers driven by our growing premium in-game and in-stream advertising inventory, and an approximately 560% increase in the average revenue per customer.

Direct-to-consumer revenues, which consists of sales of digital goods and subscriptions across our owned and operated Minehut digital property and our Mineville and Pixel Paradise, official Microsoft Minecraft servers, increased 102% to $473,000 and accounted for approximately 11% of revenues for the second quarter of 2022 compared to 22% of revenues in the year ago comparable quarter.

Second quarter 2022 cost of revenues were $2.5 million compared to $533,000 in the comparable prior year quarter. The increase was primarily due to the significant increase in related revenues in the second quarter of 2022 compared to the prior year quarter. As a percent of revenue, gross profit in the second quarter of 2022 was 43% compared to 51% in the prior year quarter. The decrease was due to the impact of a full quarter of Mobcrush related influencer marketing revenues in the second quarter of 2022, which on average have higher direct cost profiles, as compared to one-month of these revenues reflected in the second quarter of 2021. While the 43% is relatively high, we continue to target a range of 45-50% in future periods reflective of the Company's premium advertising model.



Total operating expenses in the second quarter of 2022 were $10.6 million compared to $6.9 million in the comparable prior year quarter. The increase was primarily due to an increase in personnel costs associated with our FY 2021 M&A activities, and noncash amortization of intangible assets acquired in connection with these FY 2021 acquisitions. Also contributing, albeit to a lesser extent, were higher cloud services and other technology platform costs, reflecting the expansion of activities in connection with our fiscal year 2021 acquisitions and the continuing strong engagement across our digital properties. Non-cash amortization of intangible assets for the second quarter of 2022 totaled $1.3 million compared to $0.5 million in the second quarter of 2021. Non-cash stock compensation charges for the second quarter of 2022 totaled $1.0 million compared to $0.6 million in the second quarter of 2021.

"We continued to strengthen our leadership position in video game experiences and entertainment."

On a GAAP-basis, which includes the impact of noncash charges and credits, net loss in the second quarter of 2022 was $8.7 million, or $(0.24) per share, compared to a net loss of $2.0 million, or $(0.07) per share, in the comparable prior year quarter. As previously reported, our first quarter 2021 results included $4.3 million of noncash gains resulting in a significantly lower EPS. Excluding the impact of these noncash gains, net loss in the second quarter of 2021 was $6.3 million, or $(0.23) per share. The weighted average diluted share count for the second quarter of 2022 was 36.9 million, compared to 27.2 million for the second quarter of 2021.

Pro forma net loss for the second quarter of 2022, which excludes the impact of certain noncash charges and credits, was $6.4 million, or $(0.17) per share, compared to a pro forma net loss of $5.2 million, or $(0.19) per share, in the comparable prior year quarter.

Looking at our balance sheet as of June 30, we reported $7.1 million in cash, and total shareholders' equity of $76.2 million. Consistent with our previously disclosed outlook, our average monthly net cash burn rate for 2022 is expected to be in the $1.7 million range as we continue to focus on top line revenues and control costs in connection with our commitment to reducing costs and improving the bottom line.

As previously disclosed, to strengthen our liquidity, in March of this year, we entered into an equity line of credit facility with an investor, where we have the right but not the obligation to sell up to 7.3 million shares of common stock, subject to the terms of the underlying agreement as previously filed with the SEC. In May 2022 we closed an additional $4.0 million in financing, and this financing, combined with the equity line of credit and earlier announced financing facilities, we believe provides the company with the ability to deliver against our 2022 growth strategy.

Second Quarter & Subsequent Highlights

Recently we announced a new initiative, the Endless Play program, to celebrate and highlight millions of player-generated Minecraft experiences within Minehut, our thriving Minecraft community. Minehut is one of the largest Minecraft community platforms in the world, boasting nearly eight million user-generated servers and the widest selection of Minecraft gameplay anywhere in the Java ecosystem. Endless Play represents our latest commitment to expand the reach of our owned and operated metaverse gaming portfolio. With metaverse gaming platforms now representing an extraordinary area of growth in the video game industry, we continue to demonstrate our unique ability to support motivated and talented gaming creators, whose creations inspire and entertain avid player communities.

During the quarter we had the opportunity to form an exclusive alliance with IMS, part of Aleph Group, Inc. and global partner of the world's leading digital platforms, in Brazil, Mexico, Argentina, Colombia, Chile, Peru, Uruguay, Ecuador, Paraguay, Central America and Italy. The partnership will allow brands throughout the region to take advantage of unique relationships we have formed with dozens of talented game developers inside the Roblox metaverse, where millions of players create, share and play in immersive worlds every day.


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Finally, we introduced DreamWorks Animation's "The Bad Guys" to the gaming metaverse through innovative interactive 3D ads to power exceptional player engagement with five unforgettable characters from the new animated feature film. DreamWorks Animation, a division of the Universal Filmed Entertainment Group within NBCUniversal, is our first partner showcasing our recently launched innovative 3D ad units. The promotional campaign, designed to excite gaming communities around the film's unforgettable characters, leverages Super League's innovative 3D interactive ad units and international advertising network, which reaches 70mm young gamers monthly.

Outlook

Turning to our outlook, we are reiterating our previously stated outlook of $20 to $22 million in revenue for fiscal year 2022. We also are beginning to see operating leverage start to kick in through controlling our costs while simultaneously seeing sales force efficiency improving. Ultimately the benefit is to our operating loss which is improving faster than we originally planned.

Summary

With strong revenue expansion and second quarter results, we are focused on executing on our plan and growth expectations in the second half of 2022. Let me remind you, the potential market is massive; there are 3 billion gamers on the planet and well over 20% of them enjoy open-world games or metaverse games. Looking ahead, we will continue to deepen our metaverse game world and content moat to increase audience engagement. We are growing our in-game media and analytics suite with new, innovative ad products and additional developer tools and expanding our global network sales partnerships to capture more value faster on our unique advertising inventory. We continue to believe our tremendous progress will drive a step-change in topline growth with strong margins to clear a path to profitability. We thank all our shareholders for your ongoing support and are working diligently to build on the short and long-term value of our company.

Sincerely,

Ann Hand

Ann Hand

CEO of Super League Gaming

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) is a leading publisher of games, monetization tools and content channels across metaverse gaming platforms that empower developers, energize players, and entertain fans. The company's solutions provide incomparable access to an audience consisting of players in the largest global metaverse environments, fans of hundreds of thousands of gaming influencers, and viewers of gameplay content across major social media and digital video platforms. Fueled by proprietary and patented technology systems, the company's platform includes access to vibrant in-game communities, a leading metaverse advertising platform, a network of highly viewed channels and original shows on Instagram, TikTok, Snap, YouTube, and Twitch, cloud-based livestream production tools, and an award-winning esports invitational tournament series. Super League's properties deliver powerful opportunities for brands and advertisers to achieve impactful insights and marketing outcomes with gamers of all ages. For more, go to superleague.com.

SUPER LEAGUE GAMING, INC
CONDENSED BALANCE SHEET
(Unaudited)

	June 30, 2022	December 31, 2021
Assets		
Cash and cash equivalents	$ 7,069,000	$ 14,533,000
Accounts receivable	4,643,000	6,328,000
Prepaid expenses and other current assets	1,285,000	1,334,000
Total current assets	**12,997,000**	**22,195,000**
Property and Equipment, net	203,000	104,000
Intangible and Other Assets, net	22,664,000	24,243,000
Goodwill	50,263,000	50,263,000
Total assets	$ 86,127,000	$ 96,805,000
Liabilities		
Accounts payable and accrued expenses	$ 5,439,000	$ 5,514,000
Deferred Revenue	29,000	76,000
Convertible Debt, net	4,019,000	-
Total current liabilities	**9,487,000**	**5,590,000**
Deferred tax liability	472,000	518,000
Total Liabilities	9,959,000	6,108,000
Stockholders' Equity		
Common Stock	46,000	46,000
Additional paid-in capital	218,050,000	215,943,000
Accumulated deficit	(141,928,000)	(125,292,000)
Total stockholders' equity	76,168,000	90,697,000
Total liabilities and stockholders' equity	$ 86,127,000	$ 96,805,000

SUPER LEAGUE GAMING, INC CONDENSED STATEMENTS OF OPERATIONS (Unaudited)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
REVENUE	$ 4,279,000	$ 1,084,000	$ 8,047,000	$ 1,872,000
COST OF REVENUE	(2,458,000)	(533,000)	(4,367,000)	(875,000)
GROSS PROFIT	1,821,000	551,000	3,680,000	997,000
OPERATING EXPENSES				
Selling, marketing and advertising	3,001,000	1,934,000	5,735,000	3,417,000
Engineering, Technology and Development	4,570,000	2,497,000	8,780,000	4,100,000
General and administrative	2,993,000	2,433,000	5,869,000	4,419,000
TOTAL OPERTATING EXPENSES	10,564,000	6,864,000	20,384,000	11,936,000
NET OPERATING LOSS	(8,743,000)	(6,313,000)	(16,704,000)	(10,939,000)
OTHER INCOME (EXPENSE)				
Interest expense	23,000	1,211,000	21,000	(5,000)
Gain on loan forgiveness	-	-	-	1,213,000
Other	-	3,000	1,000	7,000
OTHER INCOME (EXPENSE)	23,000	1,214,000	22,000	1,215,000
LOSS BEFORE BENEFIT FROM INCOME TAXES	(8,720,000)	(5,099,000)	(16,682,000)	(9,724,000)
BENEFIT FOR INCOME TAXES	-	3,073,000	46,000	3,073,000
NET LOSS	$ (8,720,000)	$ (2,026,000)	$ (16,636,000)	$ (6,651,000)
Net loss attributable to common stockholders - basic and diluted				
Basic and diluted loss per common share	$ (0.24)	$ (0.07)	$ (0.45)	$ (0.28)
Weighted-average number of shares outstanding, basic and diluted	$36,946,587	$ 27,165,755	$ 36,893,069	$ 23,525,528

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
GAAP net loss	$ (8,720,000)	$ (2,026,000)	$ (16,636,000)	$ (6,651,000)
Add back:				
Non-cash stock compensation	1,001,000	561,000	2,099,000	971,000
Non-cash amortization of intangibles	1,300,000	505,000	2,602,000	747,000
Noncash benefit for income taxes	-	(3,073,000)	(46,000)	(3,073,000)
Gain on loan forgiveness	-	(1,213,000)	-	(1,213,000)
Proforma net loss	$ (6,419,000)	$ (5,246,000)	$ (11,981,000)	$ (9,219,000)
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.17)	$ (0.19)	$ (0.32)	$ (0.39)
Non-GAAP weighted-average shares — diluted	36,946,587	27,165,755	36,893,069	23,525,528

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Operating Activities		
Net loss	$ (16,636,000)	$ (6,651,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	2,701,000	801,000
Stock-based compensation	2,099,000	972,000
Gain on loan forgiveness	-	(1,213,000)
Change in valuation allowance	-	(3,073,000)
Changes in assets and liabilities		
Accounts Receivable	1,685,000	134,000
Prepaid Expenses and Other Assets	49,000	79,000
Accounts payable and accrued expenses	(74,000)	(991,000)
Deferred Revenue	(47,000)	12,000
Deferred taxes	(46,000)	-
Accrued interest on notes payable	32,000	5,000
Net Cash Used in Operating Activities	(10,237,000)	(9,925,000)
Investing Activities		
Cash acquired in connection with Mobcrush Acquisition	-	586,000
Purchase of property and equipment	(153,000)	(11,000)
Capitalization of software development costs	(997,000)	(437,000)
Acquisition of other intangibles	(71,000)	(137,000)
Net Cash Used in Investing Activities	(1,221,000)	1,000
Financing Activities		
Proceeds from issuance of common stock, net	8,000	33,399,000
Proceeds from convertible notes, net	3,986,000	-
Proceeds from stock option exercises	-	38,000
Net Cash Provided by Financing Activities	3,994,000	33,437,000
Net (Decrease) Increase in Cash and Cash Equivalents	(7,464,000)	23,513,000
Cash and Cash Equivalents at Beginning of the Period	14,533,000	7,942,000
Cash and Cash Equivalents at End of the Period	$ 7,069,000	$ 31,455,000

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our possible or assumed business strategies, potential growth opportunities, new products and potential market opportunities. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended December 31, 2021, including the possibility that the expected benefits, particularly from the 2021 Acquisitions, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition on our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial results will be included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no

obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.
The accompanying tables titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine
MZ North America
Main: 203-741-8811
SLGG@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com

SUPER LEAGUE